Exhibit (j)(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 811-03329 on Form N-1A of Variable Insurance Products Fund of our report dated February 13, 2004 appearing in the Annual Report to Shareholders of Value Portfolio for the year ended December 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 29, 2004